Exhibit 1.1

CIM INCOME NAV, INC.
Up to $4,000,000,000 in Class D Shares, Class T Shares, Class S Shares and Class I Shares of Common Stock
FOURTH AMENDED AND RESTATED DEALER MANAGER AGREEMENT
February 28, 2020
CCO Capital, LLC
2398 East Camelback Road
4th Floor
Phoenix, Arizona 85016
Ladies and Gentlemen:
CIM Income NAV, Inc., a Maryland corporation (the “Company”), is registering for a public sale a maximum of $4,000,000,000 in any combination of its Class D common stock (“Class D Shares”), Class T common stock (“Class T Shares”), Class S common stock (“Class S Shares”) and Class I common stock (“Class I Shares” and the Class D Shares, Class T Shares, Class S Shares and Class I Shares, collectively, the “Shares”) of its common stock, all $0.01 par value per share (the “Offering”), of which amount $3,500,000,000 in Class D Shares, Class T Shares, Class S Shares and Class I Shares are to be offered to the public at a per share purchase price that varies from day-to-day and, on each day, equals, for each class of common stock, the net asset value, or NAV, for such class, divided by the number of shares of such class outstanding as of the end of business on such day (“NAV per share”), plus, for Class T Shares and Class S Shares sold in the Offering only, applicable selling commissions and dealer manager fees, subject in certain circumstances to waivers or reductions thereof. Up to $500,000,000 in additional Class D Shares, Class T Shares, Class S Shares and Class I Shares are to be offered pursuant to the Company’s distribution reinvestment plan at a price equal to the NAV per share applicable to the class of shares being purchased on the distribution date, after giving effect to all distributions. The differences between the classes of Shares and the eligibility requirements for each class are described in detail in the Prospectus (as defined below).
The Company reserves the right to reallocate the Shares included in the Offering between those offered to the public and those offered pursuant to the distribution reinvestment plan. There shall be a minimum purchase by any one person of (i) $2,500 for Class D Shares, Class T Shares and Class S Shares, and (ii) $1,000,000 for Class I Shares, unless otherwise waived by CCO Capital, LLC (the “Dealer Manager”) (except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to the Dealer Manager). Terms not defined in this Dealer Manager Agreement (the “Agreement”) shall have the same meaning as in the Prospectus. In connection therewith, the Company hereby agrees with you, the Dealer Manager, as follows:

1.	Representations and Warranties of the Company
As an inducement to the Dealer Manager to enter into this Agreement, the Company represents and warrants to the Dealer Manager that:
1.1A registration statement on Form S-11 with respect to the Company has been prepared by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, covering the Shares. Such registration statement, including any amendment thereto filed prior to the date hereof, has become effective. Copies of such registration statement and each amendment thereto have been or will be delivered to the Dealer Manager. The registration statement and prospectus contained therein, as finally amended at the effective date of the registration statement, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Company files a Prospectus or a prospectus supplement pursuant to Rule 424(b) under the Securities Act, or if the Company files a post-effective amendment to the Registration Statement, the term “Prospectus” includes the prospectus filed pursuant to Rule 424(b) or the prospectus included in such post-effective amendment. “Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.
1.2On the Effective Date, the Registration Statement did, and when the Prospectus is first filed in accordance with Rule 424(b), the Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Securities Act; on the Effective Date and on the date hereof, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b), the Prospectus

(together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
1.3The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification.
1.4The Company’s authorized equity capitalization is as set forth in the Prospectus.
1.5All issued and outstanding securities of the Company have been duly and validly authorized and issued and are fully paid and nonassessable; and none of such securities were issued in violation of the preemptive rights of any holders of any security of the Company or similar contractual rights granted by the Company. The offers and sales of the outstanding securities of the Company were at all relevant times either registered under the Securities Act, the applicable state securities or “blue sky” laws, or, based in part on the representations and warranties of the purchasers of such securities, exempt from such registration requirements. The holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Shares; and, except as set forth in the Prospectus and for the Company’s distribution reinvestment plan, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.
1.6At the time of the issuance of the Shares, the Shares will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and nonassessable and will conform to the description thereof contained in the Prospectus.
1.7The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.
1.8This Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability.
1.9The Company intends to use the funds received from the sale of the Shares as set forth in the “Use of Proceeds” section of the Prospectus.
1.10No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act or applicable state securities laws.
1.11No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its property is pending or, to the knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement by the Company or (ii) could reasonably be expected to have a material adverse effect on the financial condition, prospects, earnings, business or properties of the Company, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectus.
1.12Neither the execution and delivery of this Agreement, the issue and sale of the Shares nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (i) the charter or by-laws of the Company, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (iii) any statute, law, rule, or regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

1.13The SEC has not issued any order or, to the Company’s knowledge, threatened to issue any order preventing or suspending the effectiveness of the Registration Statement or the use of the Prospectus or any part thereof, and has not instituted or, to the Company’s knowledge, threatened to institute any proceedings with respect to such an order.
1.14The Company has qualified as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2012, and no transaction or other event has occurred or is contemplated which would prevent the Company from continuing to qualify.
1.15The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.
1.16To the best of the Company’s knowledge, Deloitte & Touche LLP, who have certified certain of the financial statements filed with the SEC as part of the Registration Statement and the Prospectus, is an independent registered public accounting firm with respect to the Company as required by the Securities Act and the Rules and Regulations thereof and the Public Company Accounting Oversight Board.
2.Covenants of the Company
The Company covenants and agrees with the Dealer Manager that:
2.1The Company will file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC. The Company will cause the Prospectus, properly completed, and any supplement thereto to be filed with the SEC pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed. The Company will promptly advise the Dealer Manager (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the SEC pursuant to Rule 424(b), (ii) when any amendment to the Registration Statement shall have been filed or become effective, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.
2.2If, at any time when a prospectus relating to the Shares is required to be delivered under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Securities Act or the rules thereunder, the Company promptly will (i) prepare and file with the SEC, an amendment or supplement which will correct such statement or omission or effect such compliance; and (ii) supply any supplemented Prospectus to the Dealer Manager in such quantities as it may reasonably request.
2.3The Company will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Registration Statement, including all supplements, amendments and exhibits thereto, as the Dealer Manager may reasonably request. It will similarly furnish to the Dealer Manager, and others designated by the Dealer Manager, as many copies as the Dealer Manager may reasonably request in connection with the offering of the Shares of: (a) the Prospectus in preliminary and final form and every form of supplemental or amended prospectus; (b) this Agreement; and (c) any other printed sales literature or other materials (provided that the use of said sales literature and other materials has been first approved for use by the Company and all appropriate regulatory agencies).
2.4The Company will endeavor in good faith, in cooperation with the Dealer Manager, to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably designate and use all reasonable efforts to file and make such statements or reports at such times as are or may be required to continue the qualification of the Shares for offering and sale under the securities laws of such jurisdiction. The Company will furnish to the Dealer Manager a copy of such papers filed by the Company in connection with any such qualification.

3.Obligations and Compensation of Dealer Manager
3.1The Company hereby appoints the Dealer Manager as its agent and principal distributor for the purpose of selling for cash up to a maximum of $3,500,000,000 in any combination of Class D Shares, Class T Shares, Class S Shares and Class I Shares (or such other amount as the Company allocates to the primary Offering of Shares as described in the second paragraph of this Agreement), through financial intermediaries including dealers selected to participate in the distribution of Shares in the Offering who have executed Selected Dealer Agreements with the Dealer Manager (each, a “Dealer” and, collectively, the “Dealers”), all of whom shall be members of the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Dealer Manager may also sell Shares for cash directly to its own clients and customers at the public offering price and subject to the terms and conditions stated in the Prospectus. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions. The Dealer Manager represents to the Company that (i) it is a member of FINRA; (ii) it and its employees and representatives have all required licenses and registrations to act under this Agreement; and (iii) it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules, and the USA PATRIOT Act of 2001, reasonably designed to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.
3.2Promptly after the effective date of the Registration Statement, the Dealer Manager and the Dealers shall commence the offering of the Shares for cash to the public only in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted. The Dealer Manager and the Dealers will suspend or terminate offering of the Shares upon request of the Company at any time and will resume offering the Shares upon subsequent request of the Company.
3.3Subject to volume discounts and other special circumstances described in or otherwise provided under the caption “Plan of Distribution” in the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager upfront selling commissions in the amount of (i) with respect to the Class T Shares, up to 3.00% of the transaction price per Class T Share sold in the primary offering and (ii) with respect to the Class S Shares, up to 3.50% of transaction price per Class S Share sold in the primary offering; provided, however, that there shall be no selling commission on Class D Shares or Class I Shares or on Shares sold pursuant to the Company’s distribution reinvestment plan. Selling commissions may be waived at the direction of the Dealer Manager. The Dealer Manager may reallow up to 100% of the selling commissions to Dealers.
3.4For sales on and after November 27, 2018, the Company agrees that it will pay to the Dealer Manager an upfront dealer manager fee in an amount equal to 0.50% of the transaction price per Class T Share. The sum of the upfront selling commission and the upfront dealer manager fee with respect to the Class T Shares will not exceed 3.5% of the transaction price. At the Dealer Manager’s discretion, it may reallow up to 100% of the dealer manager fee received on the Class T Shares to Dealers.
Additionally, the Company agrees that it will pay to the Dealer Manager a stockholder servicing fee that is payable in arrears on a monthly basis in an amount equal to (i) with respect to the Class D Shares, 0.25% per annum of the aggregate NAV of outstanding Class D Shares, (ii) with respect to the Class T Shares, 0.85% per annum of the aggregate NAV of outstanding Class T Shares, consisting of an advisor stockholder servicing fee of 0.65% per annum, and a stockholder servicing fee of 0.20% per annum, of the aggregate NAV of outstanding Class T Shares and (iii) with respect to the Class S Shares, 0.85% per annum of the aggregate NAV of outstanding Class S Shares. No Class I Share sold in an Offering shall be subject to a stockholder servicing fee. At the Dealer Manager’s discretion, it may reallow up to 100% of the stockholder servicing fees received on the Class T Shares, Class S Shares and Class D Shares to Dealers.
The Dealer Manager will not be entitled to any additional stockholder servicing fees with respect to any Class D Shares, Class T Shares and Class S Shares held in a stockholder’s account at the end of the month in which the Dealer Manager, in conjunction with the transfer agent, determines that total Upfront Selling Commissions, upfront dealer manager fees, and stockholder servicing fees paid with respect to such Shares would exceed, in the aggregate, 8.75% (or, in the case of such Shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under the Company’s distribution reinvestment plan with respect thereto).
If, for any reason, a sale is cancelled or rescinded, the Dealer Manager shall return to the Company any fee paid to it with respect to such sale, including any selling commission, dealer manager fee and/or stockholder servicing fee. The Company will not be liable or responsible to any Dealer for direct payment of commissions to such Dealer, it being the sole and exclusive responsibility of the Dealer Manager to make payment of commissions to Dealers. Notwithstanding the above, at its discretion, the Company may act as agent of the Dealer Manager by making direct payment of commissions to such Dealers without incurring any liability therefor.
In connection with the Offering, the Dealer Manager will not be entitled to receive underwriting compensation (as defined in accordance with the applicable FINRA rules) to the extent the aggregate dealer manager fees, stockholder servicing fees, selling commissions and all other forms of underwriting compensation received by the Dealer Manager and all Dealers exceeds 10% of the gross proceeds raised from the sale of Shares in the Offering, excluding proceeds from the Company’s distribution reinvestment plan (the “FINRA Cap”).
3.5For sales of the Company’s Class W shares, Class A shares and Class I shares prior to the reclassification of such shares on November 27, 2018, for which the Company previously agreed to pay the Dealer Manager, (i) an ongoing dealer manager fee equal to 0.55% per annum of the aggregate NAV of the outstanding Class W shares, (ii) an ongoing dealer manager fee equal to 0.55% per annum of the aggregate NAV of outstanding Class A shares and a distribution fee equal to 0.50% per annum of the aggregate NAV of the outstanding Class A shares and (iii) an ongoing dealer manager fee equal to 0.25% per annum of the aggregate NAV of the outstanding Class I shares, pursuant to the Second Amended and Restated Dealer Manager Agreement dated as of February 10, 2017 (the “Prior Agreement”), the Parties understand and agree that the terms of this Agreement shall supersede and replace the terms of the Prior Agreement, and that the stockholder servicing fees payable to the Dealer Manager with respect to the Shares under this Agreement shall fully satisfy the Company’s obligations with respect to the payment of ongoing fees to the Dealer Manager under the Prior Agreement. For the avoidance of doubt, if such stockholder servicing fees do not cover the full amount of the Company’s obligations with respect to the payment of ongoing fees to the Dealer Manager under the Prior Agreement, then the Dealer Manager will not be entitled to any additional compensation in respect of any such fees payable to the Dealer Manager under the Prior Agreement. The Parties further understand and agree that any fees payable in arrears to Dealers by the Dealer Manager with respect to such sales of Class W shares, Class A shares and Class I shares sold prior to November 27, 2018 in excess of amounts paid by the Company to the Dealer Manager will be monitored and applied towards the FINRA Cap.
3.6The Dealer Manager shall use and distribute, in conjunction with the offer and sale of any Shares, only the Prospectus and such sales literature and advertising as shall have been previously approved in writing by the Company.
The Dealer Manager acknowledges that the Company expects to reimburse its advisor for the full amount of all organization and offering costs, without interest, in monthly installments, but the aggregate amount reimbursed can never exceed 0.75% of the aggregate gross offering proceeds, including shares issued in connection with the distribution reinvestment plan, but excluding selling commissions charged on Class T Shares and Class S Shares sold in the primary offering. If, during any period, the total unreimbursed amount of such organization and offering costs exceeds the reimbursement limit described above, the excess will be eligible for reimbursement in subsequent periods up to the limit, calculated on an accumulated basis, until reimbursed in full.

4.	Indemnification
4.1The Company agrees to indemnify and hold harmless the Dealer Manager and the directors, officers, employees and agents of the Dealer Manager, each person who controls the Dealer Manager within the meaning of either the Securities Act or the Exchange Act and each affiliate of the Dealer Manager (such directors, officers, employees, agents, controlling persons and affiliates being referred to collectively as “Dealer Manager Affiliates” and, individually, as a “Dealer Manager Affiliate”) against any and all losses, claims, damages or liabilities (“Losses”), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Prospectus or in any amendment thereof or supplement thereto, or in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction (a “Blue Sky Application”), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such Losses or action; provided, however, that the Company shall not indemnify or hold harmless the Dealer Manager or any Dealer Manager Affiliates in any such case to the extent that any such Loss arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the information relating to the Dealer Manager that appears in the following sections of the Prospectus or any amendment thereof: Prospectus Summary - Our Dealer Manager; Management -Dealer Manager; and Plan of Distribution (collectively, the “Dealer Manager Sections”). Notwithstanding the foregoing, the Company shall not indemnify or hold harmless the Dealer Manager or any Dealer Manager Affiliates in any manner that would be inconsistent with the provisions of Section II.G. of the Statement of Policy Regarding

Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. effective May 7, 2007, as may be amended (the “NASAA Guidelines”). In particular, but without limitation, the Company shall not be required to provide indemnity or hold harmless any person under this Section 4.1 for any Loss or expense unless: (i) the person seeking indemnification has determined, in good faith, that its course of conduct was in the best interests of the Company; (ii) the person seeking indemnification was acting on behalf of or performing services on behalf of the Company; (iii) the Loss or expense was not the result of negligence or misconduct on the part of the person seeking indemnification; and (iv) any Loss or expense is recoverable only out of the net assets of the Company and not from the personal assets of the Company’s stockholders. This indemnity agreement will be in addition to any liability which the Company may otherwise have.
In addition, the Company shall not indemnify or hold harmless the Dealer Manager or any Dealer Manager Affiliates for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

(a)	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

(b)	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(c)
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

The advancement of Company funds to the Dealer Manager or any Dealer Manager Affiliate for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible only if all of the following conditions are satisfied:

(a)	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(b)
the legal action is initiated by a third party who is not a stockholder of the Company or the legal action is initiated by a stockholder of the Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(c)
the Dealer Manager or the Dealer Manager Affiliate undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Dealer Manager or the Dealer Manager Affiliate is found not to be entitled to indemnification.

4.2The Company agrees to indemnify and hold harmless each Dealer, the directors, officers, employees and agents of each Dealer, each person who controls any Dealer within the meaning of either the Securities Act or the Exchange Act and each affiliate of each Dealer (such directors, officers, employees, agents, controlling persons and affiliates being referred to collectively as “Dealer Affiliates” and, individually, as a “Dealer Affiliate”) against any and all Losses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Prospectus or in any amendment thereof or supplement thereto, or in any Blue Sky Application, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such Losses or action; provided, however, that the Company shall not indemnify or hold harmless a Dealer or any of its Dealer Affiliates in any such case if it is determined that such Dealer was at fault in connection with the Loss. Notwithstanding the foregoing, the Company shall not indemnify or hold harmless the Dealer or any Dealer Affiliates in any manner that would be inconsistent with the provisions of Section II.G. of the NASAA Guidelines. In particular, but without limitation, the Company shall not indemnify or hold harmless a Dealer or any of its Dealer Affiliates for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

(a)	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

(b)	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(c)
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.
This indemnity agreement will be in addition to any liability which the Company may otherwise have.
4.3The Dealer Manager agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act (such directors, officers and controlling persons being referred to collectively as “Company Affiliates” and, individually, as a “Company Affiliate”) against any and all Losses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in the information relating to the Dealer Manager that appears in the Dealer Manager Sections of the Prospectus or any amendment thereof, or arise out of or are based upon the omission or alleged omission to state in the Dealer Manager Sections a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (b) any unauthorized use of sales materials or use of unauthorized verbal representations concerning the Shares by the Dealer Manager; or (c) the Dealer Manager’s failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001; and, in each case, agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such Losses or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.
4.4Each Dealer, severally, agrees to indemnify and hold harmless the Company, the Dealer Manager and their respective Company Affiliates and Dealer Manager Affiliates against any and all Losses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (a) any unauthorized use of sales materials or use of unauthorized verbal representations concerning the Shares by such Dealer or Dealer’s representatives or agents in violation of Section VII of the Selected Dealer Agreement, in substantially the form attached hereto as Exhibit A, or otherwise, or any other violation of Section VII of the Selected Dealer Agreement by Dealer; (b) the Dealer’s failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001; or (c) the Dealer’s failure to determine the suitability of any purchase as provided for in Section 11 of this Agreement; and, in each case, will reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses or action. This indemnity agreement will be in addition to any liability which any Dealer may otherwise have.
4.5Promptly after receipt by an indemnified party under Sections 4.1, 4.2, 4.3 or 4.4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under Section 4.1, 4.2, 4.3 or 4.4, as the case may be, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under such Section of this Agreement unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in such Section of this Agreement. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be subject to approval by the indemnified party, not to be unreasonably withheld or delayed. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel) selected by the indemnifying party, subject to approval by the indemnified party not to be unreasonably withheld or delayed, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel for the indemnified party (subject to approval by the indemnified party not to be unreasonably withheld or delayed) to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party may settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder but may not do so without the prior written consent of the indemnified parties, unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.
4.6If the right to indemnification provided for in Sections 4.1, 4.2, 4.3 and 4.4 herein would by its terms be available to a person hereunder, but is held to be unavailable by a court of competent jurisdiction for any reason, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party as a result of such Losses and expenses in respect thereof, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company, the Dealer Manager and the Dealer, as applicable, in connection with the statements, omissions or other circumstances which resulted in such Losses or expenses, as well as any other relevant equitable considerations.
The relative fault of the Company, the Dealer Manager and the Dealer, as applicable, shall be determined by reference to, among other things, the parties’ relative intent, knowledge, and access to information. It is understood that it would not be just and equitable if contribution pursuant to this Section 4.6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4.6.
Notwithstanding the provisions of this Section 4, the Dealer Manager or Dealer shall not be required to contribute any amount in excess of the total price of the Shares sold by it.
No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
For purposes of this Section 4, each Company Affiliate shall have the same rights to contribution as the Company, each Dealer Manager Affiliate shall have the same rights to contribution as the Dealer Manager and each Dealer Affiliate of a particular Dealer shall have the same rights to contribution as that Dealer.

5.	Survival of Provisions
The respective agreements, representations and warranties of the Company and the Dealer Manager set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company, and (b) the acceptance of any payment for the Shares.

6.	Applicable Law; Venue
This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the State of Arizona; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. Venue for any action brought hereunder shall lie exclusively in Phoenix, Arizona.

7.	Counterparts
This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

8.	Successors and Amendment
8.1This Agreement shall inure to the benefit of and be binding upon the Dealer Manager and the Company and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein. This Agreement shall inure to the benefit of the Dealers to the extent set forth in Sections 1 and 4 hereof.
8.2This Agreement may be amended only by the written agreement of the Dealer Manager and the Company.
9.Term
This Agreement may be terminated by either party (i) immediately upon notice to the other party in the event that the other party shall have materially failed to comply with any of the material provisions of this Agreement on its part to be performed during the term of this Agreement or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with or satisfied within the times specified or (ii) by either party on 60 days written notice.
In any case, this Agreement shall expire at the close of business on the effective date that the Offering is terminated. The provisions of Section 4 hereof shall survive such termination. In addition, the Dealer Manager, upon the expiration or termination of this Agreement, shall (i) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into such account as the Company may designate; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential, except as otherwise required by applicable law. The Dealer Manager shall use its commercially reasonable efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company. Upon expiration or termination of this Agreement, the Company shall pay to the Dealer Manager all commissions and fees to which the Dealer Manager is or becomes entitled under Section 3 at such time as such commissions and fees become payable. In such event, participating Dealers shall only be entitled to receive the actual commissions and fees earned to which they are entitled as a reallowance of the commissions and fees received by the Dealer Manager.

10.	Confirmation
The Company hereby agrees and assumes the duty to confirm on its behalf and on behalf of dealers or brokers who sell the Shares, including the Dealer Manager, all orders for purchase of Shares accepted by the Company. Such confirmations will comply with applicable rules of the SEC and FINRA, and will comply with applicable laws of such other jurisdictions to the extent the Company is advised of such laws in writing by the Dealer Manager.

11.	Suitability of Investors
The Dealer Manager will offer Shares, and in its agreements with Dealers will require that the Dealers offer Shares, only to persons who meet the financial qualifications set forth in the Prospectus and will only make offers to persons in the states in which it is advised in writing by the Company that the Shares are qualified for sale or that such qualification is not required.
The Dealer Manager, in its agreements with Dealers, will require that the Dealers sell Class I Shares only to those persons who are eligible to purchase such shares as described in the Prospectus and only through those Dealers who are authorized to sell such shares. In offering Shares, the Dealer Manager will, and in its agreements with Dealers, the Dealer Manager will require that the Dealers will, comply with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III of the NASAA Guidelines. The Dealer Manager shall determine if a purchaser meets the minimum initial suitability standards specified in the Company’s Prospectus and any applicable state specific suitability standards. In making the determinations as to suitability, the Dealer Manager shall be entitled to rely on the Dealers and/or information provided by the purchasers. In addition, the Dealer Manager shall make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser. The Dealer Manager shall be entitled to rely on representations as to suitability provided by the Dealer based on information provided by such purchaser to the Dealer. In making its suitability determination, the Dealer will consider, based on the information provided by the purchaser, such purchaser’s age, investment objectives, investment experience, income, net worth, financial situation, and other investments held by such purchaser, and whether the purchaser: meets the state specific minimum income and net worth standards set forth in the Suitability Standards section of the Prospectus for purchasers resident in those states; can reasonably benefit from an investment in the Shares based on his overall investment objectives and portfolio structure; is able to bear the economic risk of the investment based on his overall financial situation; and has an apparent understanding of the fundamental risks of an investment in the Shares, the risk that he may lose his entire investment, the lack of liquidity of the Shares, the restrictions on transferability of the Shares, the background and qualifications of the Company’s advisor, and the tax, including ERISA, consequences of an investment in the Shares. With respect to the maintenance of records required by the NASAA Guidelines, the Company agrees that the Dealer Manager can satisfy its obligations by contractually requiring such information to be maintained by the Dealers for at least six (6) years.

12.	Submission of Subscriptions
12.1Those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable to “CIM Income NAV, Inc.” or, alternatively, “CIM REIT” or “Cole REIT.” Checks received by the Dealer Manager or Dealer that conform to the foregoing instructions shall be transmitted for deposit as set forth below. The Dealer Manager may authorize certain Dealers that are “$250,000 broker-dealers” to instruct their customers to make their checks for Shares subscribed for payable directly to the Dealer. In such case, the Dealer will collect the proceeds of the subscribers’ checks and issue a check for the aggregate amount of the subscription proceeds, without any reductions or offset, made payable in the manner described above. Transmittal of received investor funds will be made in accordance with the following procedures:

(a)
If a Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward paperwork in good order and the check directly to the Company.

(b)
If a Dealer’s internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by noon of the next business day following receipt by the Dealer of the subscription documents and check. The Final Review Office will, by the end of the next business day following receipt by the Final Review Office of the subscription documents and check, conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward paperwork in good order and the check directly to the Company.

13.	Notices
Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below:

If to the Company:	CIM Income NAV, Inc.
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: Chief Executive Officer and President

If to the Dealer Manager:	CCO Capital, LLC
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: President
Any party may change its address specified above by giving the other party notice of such change in accordance with this Section 13.

14.	Independent Contractor
The Company hereby acknowledges that the Company’s engagement of the Dealer Manager in connection with the Offering and the process leading up to the Offering is as an independent contractor and not in any other capacity.

15.	Integration
This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Dealer Manager with respect to the subject matter hereof.

16.	Waiver of Jury Trial
The Company and the Dealer Manager hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[Signature page follows]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.
Very truly yours,
CIM INCOME NAV, INC.

By:	/s/ Nathan D. DeBacker___________
Name: Nathan D. DeBacker
Title: Chief Financial Officer and Treasurer

Accepted and agreed as of the date first above written.
CCO CAPITAL, LLC

By:	/s/ Emily L. Vande Krol_____

Name:	Emily L. Vande Krol

Title:	President